Exhibit 99

STEVE LACY TO RETIRE AS EXECUTIVE CHAIRMAN OF MEREDITH CORPORATION
Lacy Will Continue to Serve as Chairman of the Meredith Board of Directors
DES MOINES, IA (January 15, 2019) - The Meredith Corporation (NYSE:MDP; www.meredith.com) Board of Directors announced today that Executive Chairman Stephen M. Lacy will retire from the company on March 31, 2019, following his 65th birthday on March 20, 2019, in line with Meredith’s historical practices.
At the same time, the Board announced that Lacy will continue to serve as Chairman of the Board - a position he has held since 2009 - in a non-executive capacity.
“The actions announced by the Board today are in keeping with Meredith’s long-standing and highly successful succession planning practice, one that has been in place for 50 years,” said Meredith Board of Directors Vice Chairman Mell Meredith Frazier. “I want to congratulate Steve and thank him for his 20+ year tenure at Meredith, and look forward to his continued leadership as Chairman of our Board.”
Lacy joined Meredith as Chief Financial Officer in 1998 and quickly moved into an operating role, leading Meredith’s digital, broadcasting and publishing groups, respectively. He was named President and CEO in 2006, and became Chairman and CEO in 2009. He moved into the Executive Chairman role in January 2018, with Tom Harty succeeding him as President and CEO.
During Lacy’s tenure, Meredith’s revenue doubled and profit more than tripled. He significantly grew legacy Meredith businesses, and oversaw a tremendous expansion of the company’s national and local media footprint, capped by the transformational acquisition of Time Inc. Lacy also conceived and led an employee health and financial wellness program that has received national recognition and become a model for American industry.
“Without a doubt, Steve was everything an organization could hope for in a CEO and will continue to serve Meredith well as Chairman,” said Harty. “He possesses the intellectual capacity to conceive and articulate a vision, and the work ethic and discipline to execute it. His attention to detail is unmatched. Most importantly, he cares deeply about everyone in the organization, and is equally comfortable in the mailroom as he is in the boardroom. I am grateful for his guidance over my 15 years at Meredith, and look forward to continue working with him in the future.”
ABOUT MEREDITH CORPORATION
Meredith has been committed to service journalism for more than 115 years. Meredith uses multiple distribution platforms - including broadcast television, print, digital, mobile and video - to provide consumers with content they desire and to deliver the messages of its advertising and marketing partners. Meredith's National Media Group reaches more than 175 million unduplicated American consumers every month, including over 80 percent of U.S. millennial women. Meredith is the No. 1 magazine operator in the U.S., and owner of the largest premium content digital network for American consumers. Meredith’s Local Media Group includes 17 television stations reaching 11 percent of U.S. households.
CONTACT: Art Slusark, Chief Communications Officer: art.slusark@meredith.com; 515-284-3404
     Mike Lovell, Director of Investor Relations: mike.lovell@meredith.com; 515-284-3622